Exhibit 99.1

NEWS RELEASE

For more information, contact:	November 7, 2006
Lisa F. Campbell, Executive Vice President and CFO lisac@newcenturybanknc.com
910-892-7080

NEW CENTURY BANCORP

REPORTS EARNINGS FOR THIRD QUARTER 2006

Dunn, NC – New Century Bancorp, Inc. (the “Company” — NASDAQ: NCBC), the holding company for New Century Bank and New Century Bank South, reported net income for the quarter ended September 30, 2006 of $1.1 million compared to $812,000 for the same period in 2005. Basic and diluted earnings per share for third quarter 2006 were $0.20 and $0.19, respectively, compared to basic and diluted earnings per share for third quarter 2005 of $0.19 and $0.18, respectively. These results, in a prior year quarter to current year quarter comparison, were impacted by systems conversion and other merger-related expenses of $308,000 incurred for the acquisition of Progressive State Bank in the third quarter of 2006. In addition, the earnings per share calculation was impacted by our successful offering of New Century Bancorp stock during the second quarter of 2006, which resulted in the issuance of 1,150,000 additional shares.

For the nine month period ended September 30, 2006, net income for the Company was $3.4 million, compared to $2.6 million for the same period in 2005, an increase of 31%. Basic and diluted earnings per share for the first nine months of 2006 were $0.74 and $0.70, respectively, compared to basic and diluted earnings per share for the first nine months of 2005 of $0.62 and $0.58, respectively.

As of September 30, 2006, the Company reported total assets of $544.0 million compared to $401.5 million at September 30, 2005, an increase of 35%. The aforementioned acquisition of Progressive State Bank, formerly headquartered in Lumberton, NC, added approximately $64 million in assets to the Company in July, 2006, before purchase accounting adjustments.

Total deposits were $452.0 million and total loans were $398.9 million at the end of third quarter 2006, compared to total deposits of $336.2 million and total loans of $320.5 million as of the end of third quarter 2005, increases of 34% and 24%, respectively.

“On behalf of the Board of Directors and our management team, I am pleased to report these results of operations,” said John Q. Shaw, president and CEO. “The former Progressive State Bank branches became offices of New Century Bank South on July 13, 2006. We have been well-received in the communities of Lumberton, Raeford, Pembroke, and Dublin—all in North Carolina—and look forward to continued growth and success in these markets. Due to the acquisition, results for the quarter included $308,000 in pre-tax merger-related expenses. These expenses were anticipated.

“I am pleased to report that our net interest margin, an important component of earnings growth, increased from 3.95% at the end of third quarter 2005 to 4.36% at the end of third quarter 2006. This is quite an accomplishment considering many banks are experiencing margin compression.

“As a hallmark of a well-managed community bank, management continues to monitor the credit quality of the bank. During the third quarter, charge-offs increased to 33 basis points as a large, commercial watch list was appropriately reduced. This effectively reduced the ALLL to 1.49% of total loans. Management believes that the allowance is adequate to absorb inherent losses in the loan portfolio

“We are excited about what has taken place this quarter and look forward to building upon this in the future.”

New Century Bank has offices in Dunn, Clinton, Goldsboro, and Lillington; and, New Century Bank South has offices in Fayetteville, Lumberton, Pembroke, Raeford, and Dublin – all in North Carolina.

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Stock Symbol: NASDAQ: NCBC

www.newcenturybanknc.com

The information as of and for the quarter and nine months ended September 30, 2006, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and nonfinancial data)

	At or for the three months Ended September 30,		At or for the nine months Ended September 30,
	2006	2005	2006	2005
Operating Data:
Total interest income	$9,741	$6,520	$25,622	$17,525
Total interest expense	4,341	2,740	11,382	7,061

Net interest income	5,400	3,780	14,240	10,464
Provision for loan losses	519	770	1,120	1,702

Net interest income after provision	4,881	3,010	13,120	8,762
Noninterest income	865	579	2,097	1,745
Noninterest expense	4,029	2,368	9,781	6,573

Income before income taxes	1,717	1,221	5,436	3,934
Provision for income taxes	626	409	2,004	1,323

Net income	$1,091	$812	$3,432	$2,611

Per Share Data:
Earnings per share - basic	$0.20	$0.19	$0.74	$0.62
Earnings per share - diluted	0.19	0.18	0.70	0.58
Market price
High	20.20	25.57	25.00	25.57
Low	19.30	14.67	18.90	12.67
Close	19.86	25.57	19.86	25.57
Book value	10.58	7.56
Tangible Book Value	8.74	7.56

Weighted average shares outstanding
Basic	5,344,710	4,224,237	4,621,693	4,218,159
Diluted	5,617,347	4,594,177	4,904,189	4,475,183

Selected Quarter-End Balance Sheet Data:
Gross loans	$398,891	$320,468	$398,891	$320,468
Allowance for loan losses	5,955	5,095	5,955	5,095
Other earning assets	107,116	65,906	107,116	65,906
Total assets	543,979	401,169	543,979	401,169
Deposits	452,045	336,210	452,045	336,210
Short Term Debt	14,792	9,352	14,792	9,352
Long term Debt	16,872	22,372	16,872	22,372
Shareholders' equity	56,529	31,939	56,529	31,939

Selected YTD Average Balances:	3rd QTR AVG		YTD AVG
Total assets	$524,436	$393,559	$471,184	$369,542
Loans, net of allowance	379,399	306,441	348,519	289,276
Total interest-earning assets	491,192	379,306	447,578	355,647
Deposits	435,416	329,110	395,755	306,825
Total interest-bearing liabilities	396,537	312,935	368,032	295,124
Shareholders' Equity	55,310	31,969	41,483	31,178

Selected Performance Ratios:
Return on average assets	0.83%	0.82%	0.97%	0.94%
Return on average equity	7.83%	10.08%	11.06%	11.20%
Net interest margin	4.36%	3.95%	4.25%	3.93%
Noninterest expense to average assets	3.05%	2.39%	2.78%	2.38%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.54%	0.36%
Allowance for loan losses to period-end loans	1.49%	1.59%
Net loan charge-offs to average loans	0.76%	0.14%

Other Data:
Number of banking offices	11	4
Number of full time equivalent employees	152	85